EXHIBIT 99.1

H&H Imports, Inc. Announces Acquisition of TV Goods Holding Corporation

Acquisition Places TV Goods Chairman, Kevin Harrington,
One of the Stars on ABC's Reality TV Show "Shark Tank",
at Helm of Company

May 28, 2010 (Business Wire) -- H & H Imports Inc. (OTCBB:HNHI), today announced that it has completed the merger first announced on April 18, 2010.

On April 18, 2010, the company filed a Form 8-K with the SEC which disclosed that, on April 15, 2010, it had entered into a definitive merger agreement (the “Merger Agreement”) to acquire TV Goods Holding Corporation (“TV Goods”), a Florida-based privately held direct response (“DR”) marketing company, pursuant to which TV Goods would be merged with a subsidiary of H&H and continue its business as a wholly owned subsidiary of H&H. That merger was completed earlier today.

Under the terms of the Merger Agreement, the TV Goods shareholders received shares of H&H common stock such that the TV Goods shareholders own approximately 98% of the total of approximately 184,755,010 shares of H&H issued and outstanding as of today’s closing. A Form 8-K will be filed next week disclosing the material terms of the transaction.

Also, TV Goods announced today that, prior to closing, it had completed a private placement of its securities for gross proceeds of approximately $2.4 million. Management of TV Goods believes one of the key factors in the success of the private placement was Kevin Harrington’s track record of billions of dollars in sales in the DR industry.

About TV Goods Holding Corporation

TV Goods is a Florida corporation located in Clearwater, Florida which develops, markets and distributes products and services primarily through infomercials and other direct response channels of distribution. TV Goods intends to leverage the experience and current high profile of its chairman, Kevin Harrington, and his management team to develop and launch marketing campaigns for a portfolio of products and services. Mr. Harrington has most recently appeared as one of the stars on ABC’s reality TV show “Shark Tank”.

About H & H Imports, Inc.

H&H is subject to the reporting requirements of the Securities and Exchange Commission and its common stock is quoted on the Over-the-Counter Bulletin Board. H&H was organized under the laws of the state of Florida to purchase and sell at wholesale women’s handbags and other leather products recently introduced products into the marketplace.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the 1995 Private Securities Litigation Reform Act. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” Such statements are subject to risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or perform as intended, that we may be unable to obtain necessary financing to continue operations and development, and other risks. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements.